Immediate Release
CONTACTS
Media: Brian Dowling, 925-467-3787, Brian.Dowling@Safeway.com
Investors: Melissa Plaisance, 925-467-3136, Melissa.Plaisance@Safeway.com

Safeway Announces Retirement of Chairman and CEO
Steve Burd

PLEASANTON, Calif. — January 2, 2013 — Safeway Inc. (NYSE: SWY) announced today that Steve Burd, its long-time Chairman and CEO, will retire as CEO and as a director at the Company’s annual stockholders meeting on May 14, 2013. The Board of Directors will begin a search for a successor, and will consider both internal and external candidates for the job. Mr. Burd will help with the search and will continue to assist the Company after he transitions out of his leadership posts.

Mr. Burd joined Safeway in October 1992 as President and was appointed CEO in May of the following year. As CEO, he has been responsible for transforming the Company over an unprecedented 20 years at the helm.

Among some of his key initiatives were establishing a culture of thrift and capital discipline, creating an industry-leading customer service program, developing the “Lifestyle” store format, introducing a level of quality in perishable products that had never been seen in food retailing, and forming a leading prepaid payment network that has become one of the largest distributors of gift cards in the world. He also accelerated the Company’s efforts in charitable giving and sustainability. During his tenure, the Company raised more than $2 billion for charities, including over $200 million for cancer research.

Mr. Burd’s arrival at Safeway, a largely unionized company, coincided with an extraordinary growth in new food retail formats, virtually all of them non-union. These changes put downward pressure on both sales and margins, but through strategic initiatives and cost reduction efforts, Safeway still managed to outperform the S&P 500 over the last 20 years.

Safeway has also become one of the nation’s most recognized leaders in health care. In the last eight years, Safeway has introduced innovative design and practice features into its health plans. As a result, while the average U.S. company experienced an 8 percent annual growth in employer health care costs from 2005 through 2011, Safeway averaged a 2 percent annual growth rate for both the employer and employee contributions.

More recently, Safeway has introduced a unique digital marketing/loyalty platform called just for U™. This platform allows the Company to personalize its prices to individual shoppers. Safeway has also partnered with a technology company to bring innovative health care services to Safeway’s customers.

“I feel this is the right time to move forward with a transition plan,” said Mr. Burd. “The Company is gaining market share with each passing quarter. We have developed the most sophisticated digital marketing platform in retail, we are implementing the most comprehensive and personalized fuel loyalty program, and we will be rolling out a wellness initiative that has the potential to transform the Company.”

“While I still have the high level of energy and enthusiasm I brought to the Company 20 years ago,” Mr. Burd added, “I need more personal time and, given my extensive work in health care, I want to pursue that interest further.”

“Steve has been an iconic leader and is one of the industry’s most innovative CEOs,” said Gary Rogers, the Company’s Lead Independent Director. “He will be very difficult to replace. As he moves to the next phase of his career, we hope to continue to leverage his input and assistance as the Company moves ahead with its exciting new programs.”

ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America, based on sales. The company operates 1,644 stores in the United States and western Canada and had annual sales of $43.6 billion in 2011. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to the Company’s reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as amended, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

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